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               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                 _______________________________

                            FORM 8-K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 or 15(d) OF THE

                 SECURITIES EXCHANGE ACT OF 1934

                  _____________________________


Date of report (Date of earliest event reported) November 8, 1999
                                                 -----------------
                           ALTEON INC.
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       (Exact Name of Registrant as Specified in Charter)


       Delaware              0-19529             13-3304550
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(State or Other Juris-     (Commission         (I.R.S. Employer

diction of Incorporation)  File Number)       Identification No.)



170 Williams Drive, Ramsey, New Jersey                      07446
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(Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code (201) 934-5000
                                                    --------------

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  (Former Name or Former Address, If Changed Since Last Report)

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Item 5. Other Events.

On November 8, 1999 the Registrant issued the following press release:

"ALTEON INC. ANNOUNCES PRESENTATION OF FIRST PUBLISHED PHASE III
DATA ON PIMAGEDINE, POTENTIAL THERAPY FOR DIABETIC COMPLICATIONS

"-Data Released at American Society of Nephrology Annual Meeting-

"Ramsey, New Jersey, November 8, 1999-Alteon Inc. (Nasdaq: ALTNC) announced today that the first data on the Phase III ACTION I trial of pimagedine in Type 1 diabetic patients with overt nephropathy has been published and presented at the American Society of Nephrology (ASN) 32nd Annual Meeting and Scientific Exposition in Miami Beach, Florida.

"The randomized, double-blind multicenter ACTION I trial examined the ability of pimagedine to preserve renal function in patients with Type 1 diabetes and overt diabetic nephropathy. The Phase III trial involved 690 patients at 56 clinical sites in North America. Patients received the best available medical therapy, including ACE inhibitors, plus placebo or pimagedine at a low dose or high dose level (300 mg or 600 mg BID, titrated for kidney function).

"Alteon reported in November 1998 preliminary data from the ACTION I trial showing that pimagedine therapy resulted in a statistically significant and clinically meaningful reduction of urinary protein excretion. However, the results also showed that while pimagedine reduced the risk of doubling of serum creatinine, the study's primary endpoint, the results did not reach statistical significance for this parameter. Pimagedine also reduced, to a statistically significant extent, LDL cholesterol and triglycerides as well as the progression of retinopathy.

"The three abstracts presented at the ASN meeting were as follows:

"1. 'PIMAGEDINE LOWERS TOTAL URINARY PROTEIN AND SLOWS PROGRESSION OF OVERT DIABETIC NEPHROPATHY IN PATIENTS WITH TYPE 1 DIABETES MELLITUS' was presented as an oral presentation on Sunday, November 7, 1999 at 4:00 p.m. Representing the ACTION I Investigator Group are authors Gerald Appel, M.D., Columbia Presbyterian Medical Center, New York, NY; Kline Bolton, M.D., University of Virginia Medical Center, Charlottesville, VA; Barry Freedman, M.D., North Carolina Baptist Hospital, Winston-Salem, NC; Jean-Paul Wuerth, M.D., Ph.D. and Kenneth Cartwright, MB ChB, MFCM, MRCPsych., Alteon, Inc., Ramsey, NJ.

"Pimagedine reduced the level of total urinary protein in a highly statistically significant manner (low dose p<0.001, high dose p=0.001, combined p<0.001) in patients exposed to optimal medical therapy. Statistical significance was reached at the low dose at each visit from month 6 to month 36. Pimagedine also slowed the progression of diabetic renal disease, particularly in patients with less advanced nephropathy and in those demonstrating a reduction in total urinary protein.

"2. 'PIMAGEDINE REDUCES PROGRESSION OF RETINOPATHY AND LOWERS LIPID LEVELS IN PATIENTS WITH TYPE 1 DIABETES MELLITUS' was presented as a poster session on Sunday, November 7, 1999. Representing the ACTION I Investigator Group are Philip Raskin, M.D., University of Texas Southwestern Medical Center, Dallas, TX; Daniel Cattran, M.D., Toronto General Hospital, Toronto, Canada; Mark Williams, M.D., Ph.D., Joslin Diabetes Center, Boston, MA; Jean-Paul Wuerth, M.D., Ph.D. and Kenneth Cartwright MB ChB, MFCM, MRCPsych., Alteon Inc., Ramsey, NJ.

"Progression of retinopathy, measured as an increase by 3 or more steps in the Early Treatment Diabetic Retinopathy Study (ETDRS) scale, was observed in 16% of placebo patients, compared to 11% in low dose patients (odds ratio 0.58, p=0.112), 8% in high dose patients (odds ratio 0.46, p=0.044), and 10% in the combined treatment group (odds ratio 0.53, p=0.030). The overall reduction for placebo, low dose, high dose and combined treatment groups for total cholesterol was 5.2, 21.3 (p<0.001), 18.3 (p=0.008), and
19.8 (p<0.001) mg/dL, and for LDL cholesterol was 11.7, 22.3 (p=0.012), 23.5 (p=0.009), and 22.9 (p=0.002) respectively. Thus, pimagedine slowed the progression of retinopathy and lowered lipid levels in optimally treated patients with Type 1 diabetes mellitus.

"3. 'PIMAGEDINE SAFETY PROFILE IN PATIENTS WITH TYPE 1 DIABETES MELLITUS' was published as an abstract. Representing the ACTION I Investigator Group are authors Frederick Whittier, M.D., Mercy Medical Center, Canton, OH; Bruce Spinowitz, M.D., New York Hospital Medical Center of Queens, New York, NY; Jean-Paul Wuerth, M.D., Ph.D. and Kenneth Cartwright MB ChB, MFCM, MRCPsych., Alteon Inc., Ramsey, NJ.

"Relevant pimagedine-related adverse events included a transient flu-like syndrome, anemia, and induction of autoantibodies.
Overall the authors conclude that pimagedine was well tolerated in the low-dose treatment arm with a safety profile comparable to the placebo arm.

"Alteon is a leader in the discovery and development of pharmaceutical products for the treatment of the complications of diabetes, cardiovascular and other age-related diseases. Alteon's proprietary technology focuses on Advanced Glycosylation End-products, or A.G.E.s, formed as a result of circulating blood glucose reacting with proteins. A.G.E.s have been shown to be a causative factor in many of the complications of diabetes and age-related diseases, including kidney disease, nerve damage, atherosclerosis and retinopathy. Alteon's approach is to inhibit or break A.G.E.s or their chemical crosslinks, thereby potentially impacting such disease states. The company is seeking a corporate partner to help fund the continued development of its A.G.E.- formation inhibitor, pimagedine, based on the results of the Phase III trial of pimagedine in Type 1 diabetic patients with progressive kidney disease. Alteon's lead A.G.E. crosslink breaker, ALT-711, has completed a series of Phase I human clinical trials and is currently in dose-escalating studies in preparation for a Phase II program. Alteon is also pursuing the development of a novel series of glucose lowering agent (GLA) compounds."

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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              Alteon Inc.


                              By: /s/ Kenneth I. Moch
                                  -------------------------------
                                  Kenneth I. Moch
                                  President and
                                  Chief Executive Officer


Date: November 12, 1999